SECURED PROMISSORY NOTE


                                                                   June 26, 1995
                                                            New York, New York
$2,500,000

     For value received, TREMONT CORPORATION ("Borrower") hereby unconditionally promises to pay on January 4, 1996, to the order of SALOMON BROTHERS INC ("Lender"), at Lender's office located at Seven World Trade Center, New York, New York 10048 (or where otherwise directed by Lender), in lawful money of the United States of America in immediately available funds, the principal sum of $2,500,000, or so much thereof as shall have been advanced to Borrower and not theretofore repaid or prepaid by Borrower.

     Borrower further promises to pay interest on the principal amount of the loan evidenced hereby (the "Loan") from time to time outstanding, from (and including) June 26, 1995 until (but not including) the date such principal amount is paid in full, at a rate per annum equal to the Federal Funds rate plus 425 basis points. Such interest shall be calculated daily on the basis of a 360-day year for the actual days elapsed and shall be payable in arrears on the 25th day of each month. For purposes of this Note, the Federal Funds rate shall mean the opening Federal Funds rate as it appears each day on page 5 of the Dow Jones Telerate Service.

     Any payment required to be made hereunder on a day that is not a New York Business Day may be made on the next succeeding New York Business Day. The term "New York Business Day" shall mean any day, other than a Saturday or Sunday, that is not a day on which banking institutions are authorized or required by law or regulation to be closed in the City of New York.

     The principal amount at any time outstanding under this Note may be prepaid, in whole or in part, on at least five New York Business Days' notice to Lender.

     If the principal amount of the Loan evidenced hereby, any interest accrued thereon or any other amount payable by Borrower hereunder is not paid in full when due, overdue interest shall accrue on such amount, from (and including) the due date thereof until the same has been paid in full, at a rate per annum equal to the lesser of (i) the Federal Funds rate plus 675 basis points and (ii) the maximum rate permitted by applicable law. Such interest shall be calculated daily on the basis of a 360-day year for the actual days elapsed and shall be payable from time to time on demand by Lender.

     All advances made and amounts due hereunder, and payments on account of the principal amount of the Loan evidenced hereby and interest accrued thereon, shall be reflected by Lender in its statements sent to Borrower and such statements shall be conclusive absent manifest error.

     As provided in Borrower's Customer Margin Agreement dated June 26, 1995 (the "Margin Agreement"), in order to secure the prompt and full payment and performance by Borrower of all its present and future obligations to Lender in respect of this Note, Borrower hereby grants to Lender a security interest in all securities and cash that are delivered to, held by or for the benefit of, or in the possession of Lender, including, without limitation, the 714,300 shares (the "Pledged Shares") of common stock of NL Industries, Inc., $0.125 par value ("NL Common Stock"), delivered to Lender on the date hereof (collectively, with all income therefrom and all proceeds thereof, the "Collateral").

     Borrower agrees that if, on any New York Business Day on which the principal amount outstanding under this Note exceeds 40% of the market value (as reasonably determined in good faith by Lender) of the Collateral, Lender makes demand therefor, Borrower shall (within one New York Business Day of such demand) deliver to Lender additional securities deemed acceptable by Lender, in its sole discretion, or cash collateral so that such percentage is no greater than 40%. Notwithstanding the foregoing, Lender shall be entitled to require any additional collateral from Borrower to the extent required by law or regulation or by Lender in respect of other loans, extensions of credit or securities positions relating to Borrower.

     Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and notice of any kind with respect to this Note.

     Borrower hereby agrees that, during the time any principal or interest is outstanding under this Note, (a) other than the security interest granted hereby and pursuant to the Margin Agreement, it shall not sell, assign, transfer, mortgage, pledge or otherwise encumber any of the Pledged Shares, (b) in the event that it sells or contract to sells, directly or indirectly, any shares of NL Common Stock, it shall use the proceeds of such sale to repay principal under this Note and (c) it shall, at its own expense, execute and deliver all further instruments and documents, and take all further action that may be necessary, or that Lender may request, in order to perfect, protect and maintain Lender's first priority security interest in the Collateral.

     In the event that (a) any one or more of the events described in paragraph 7 of the Margin Agreement occurs; (b) Borrower fails to make any payment when due on this Note or fails to deliver additional collateral as required by this Note; (c) Borrower fails to comply with the covenants set forth in the preceding paragraph; (d) any Collateral in the form of securities pledged by Borrower to Lender in respect of this Note shall not be freely saleable (whether due to registration and prospectus delivery requirements under the federal securities laws, other operation of securities laws or otherwise) by Borrower or by Lender;
(e) Lender shall not have a perfected first priority security interest in any of the Collateral (except as a result of the action or inaction of Lender) or (f) Borrower becomes insolvent, or a debtor in any case under any bankruptcy, reorganization or similar law (each event described in clauses (a) through (f) of this paragraph, an "Event of Default"), all amounts then remaining unpaid on this Note shall immediately become without further action by the Lender (in the case of an Event of Default described in clause (f)), or may be declared to be (in all other cases), immediately due and payable.

     The terms of the Margin Agreement hereby are incorporated by reference as if fully set forth herein. To the extent there is any conflict between the terms of this Note and the terms of the Margin Agreement, the terms of this Note shall govern.

          THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF.


TREMONT CORPORATION

                                   By: /s/   Robert E. Musgraves
                                   Name:     Robert E. Musgraves
                                   Title:    Vice President